Exhibit 99.1

Contact:

Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES THIRD QUARTER 2004 RESULTS

SEQUENTIAL STACKING REVENUE NEARLY DOUBLES AND GROSS MARGIN EXPANDS AS COMPANY EXPANDS ITS PROFITABILITY

November 1, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the third quarter and the nine months ended September 30, 2004.

During the third quarter of 2004, SimpleTech achieved the following financial results:

•	Increased revenue by 33% to $75.0 million from $56.5 million in the prior quarter;

•	Expanded gross margin to 17.9% from 14.6% in the prior quarter;

•	Increased stacking memory revenue to $33.9 million from $17.2 million in the prior quarter;

•	Improved operating leverage leading to an increase in operating margin to 6.4% from 1.8% in the prior quarter;

•	Improved quarterly inventory turn days to 38 days from 60 days in the prior quarter; and

•	Improved quarterly accounts receivable turn days to 37 days from 45 days in the prior quarter.

Revenues for the third quarter of 2004 were $75.0 million, an increase of 33% from $56.5 million for the second quarter of 2004, and an increase of 30% from $57.5 million for the third quarter of 2003.

Gross margin increased from 14.6% in the second quarter of 2004 to 17.9% in the third quarter of 2004, due primarily to improved inventory turns, greater absorption of manufacturing costs and greater access to competitively-priced components during the third quarter of 2004 compared to the second quarter of 2004.

Income per diluted share for the third quarter of 2004 was $0.06, compared to income per diluted share from continuing operations of $0.02 for the second quarter of 2004 and $0.04 for the third quarter of 2003. Cash, cash equivalents and short-term marketable securities remained relatively flat at $75.6 million at September 30, 2004 compared to $77.8 million at June 30, 2004. Order backlog increased from $11.0 million at June 30, 2004 to $13.0 million at September 30, 2004. During the third quarter of 2004, the Company repurchased 749,309 shares of common stock under its previously announced stock repurchase program at an average price, including commissions, of $3.56 per share.

Business Segments

Consumer	and OEM Divisions

Revenues from Consumer Division customers comprised 48% of total revenues in the third quarter of 2004 compared to 58% in the second quarter of 2004. Revenues from OEM Division customers comprised 52% of total revenues in the third quarter of 2004 compared to 42% in the second quarter of 2004. The increase in OEM Division revenues resulted primarily from growth in the OEM stacking memory business. The OEM Division’s stacking memory business nearly doubled in the third quarter of 2004 due to greater customer demand and market share gains at existing customers in the server and telecom sectors.

Business Outlook

“The initiatives we commenced in the second quarter of 2004 to streamline our operating expenses, coupled with significant market share gains in our stacking memory business, led to greater profitability in the third quarter of 2004,” said Manouch Moshayedi, Chief Executive Officer of SimpleTech. “We believe that we have navigated our company into a position of strength and our outlook for the remainder of 2004 and 2005 is bright.

“We believe that changing industry dynamics will also bode well for the future growth and profitability of our business. In the past year, the NAND Flash market dynamics have been very challenging, evidenced by periods of component shortages and periods of aggressive retail price cutting. We have yet to fully realize the benefit of the emergence of new NAND Flash semiconductor providers who are expected to broaden our supply base. As new supply of NAND Flash chips comes on line in the next several quarters, we expect to benefit from improved access to competitively-priced components enabling us to target additional NAND Flash market opportunities.

“The DRAM industry continues to experience relative price stability and the outlook for 2005 from DRAM chip manufacturers continues to be positive. In the past five quarters, we have experienced a significant increase in demand for our stacking memory products from customers in the networking and server market sectors. Our high-capacity stacking memory products are used by our customers in their high-end switching equipment and enterprise servers where maximizing memory content in the device is a priority.

“I am also very pleased that we are able to report to you execution on some of the goals that we discussed in recent quarters, namely, increased revenues, expanded gross margin, and of course, increased profitability. Our third quarter 2004 revenues increased by approximately 33% over the prior quarter. Such significant top line growth often results in a net usage of cash due to increased working capital requirements, however, our cash position stayed relatively stable at approximately $76 million. Our inventory position was also relatively stable at approximately $26 million at the end of the third quarter of 2004.

“After growing revenues by more than 30% sequentially in the third quarter of 2004, we believe we will be able to maintain our market share gains achieved with our customers. We expect our revenues for the fourth quarter of 2004 to increase to a range from $76 million to $78 million. We expect diluted earnings per share for the fourth quarter of 2004 to a range from $0.06 to $0.07.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the third quarter of 2004. The call will take place today at 2:00 p.m., Pacific/5:00 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast by CCBN and can be accessed at www.simpletech.com, then click on “Investors Relations.”

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our enthusiasm about our outlook for the remainder of 2004 and 2005, expected future growth and profitability due to changing industry dynamics, expected benefits to our business and broaden supply base due to the emergence of new NAND Flash semiconductor providers, ability to benefit from improved access to competitively-priced components that will enable us to target additional NAND Flash market opportunities, positive outlook for 2005 from DRAM chip manufacturers; our ability to maintain market share gains, and revenue and earnings per share guidance for the fourth quarter of 2004. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, the emergence of new NAND Flash semiconductor providers may not result in better access to competitively-priced components or allow us to target additional market opportunities, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies may limit the applications of our products, our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully and we may not repurchase any additional shares under our previously announced stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$75,642	$76,394
Accounts receivable, net of allowances of $1,157 at September 30, 2004 and $1,129 at December 31, 2003	36,432	33,036
Inventory, net	26,495	26,704
Deferred income taxes	2,582	1,087
Other current assets	1,238	2,236

Total current assets	142,389	139,457
Furniture, fixtures and equipment, net	6,718	9,263
Intangible assets	393	372
Deferred income taxes	3,527	4,577

Total assets	$153,027	$153,669

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$20,782	$20,388
Accrued and other liabilities	4,206	4,957

Total liabilities	24,988	25,345

Shareholders’ Equity:
Common stock	47	48
Additional paid-in capital	120,995	122,777
Retained earnings	6,997	5,499

Total shareholders’ equity	128,039	128,324

Total liabilities and shareholders’ equity	$153,027	$153,669

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		Revised - Note 1		Revised - Note 1
Net revenues	$75,016	$57,470	$197,815	$143,133
Cost of revenues	61,565	47,655	164,579	118,522

Gross profit	13,451	9,815	33,236	24,611

Sales and marketing	4,979	4,144	14,174	13,602
General and administrative	2,460	2,567	7,537	7,117
Research and development	1,192	613	3,005	1,812

Total operating expenses	8,631	7,324	24,716	22,531

Operating income	4,820	2,491	8,520	2,080
Interest and other, net	291	100	692	376

Income (loss) from continuing operations before provision (benefit) for income taxes	5,111	2,591	9,212	2,456
Provision (benefit) for income taxes	2,038	896	3,613	672

Income from continuing operations	$3,073	$1,695	$5,599	$1,784

Loss from discontinued operations before benefit for income taxes		(2,152)	(7,115)	(6,084)
Benefit for income taxes		(855)	(3,013)	(2,398)

Loss from discontinued operations		$(1,297)	$(4,102)	$(3,686)

Net (loss) income		$398	$1,497	$(1,902)

Net income (loss) per share:
Basic:
Continuing operations	$0.06	$0.04	$0.12	$0.05
Discontinued operations	$—	$(0.03)	$(0.09)	$(0.10)

Total	$0.06	$0.01	$0.03	$(0.05)

Diluted:
Continuing operations	$0.06	$0.04	$0.11	$0.04
Discontinued operations	$—	$(0.03)	$(0.08)	$(0.09)

Total	$0.06	$0.01	$0.03	$(0.05)

Shares used in computation of net income (loss) per share:
Basic	47,712	38,978	47,816	38,909

Diluted	48,730	42,015	49,609	40,534

Note 1 -	We revised our previously issued consolidated financial statements for the quarter and nine months ended September 30, 2003. In the quarter ended September 30, 2003, the revision had no impact on revenues or gross profit, decreased operating expenses by $106,000 and increased increased net income by $65,000. In the nine months ended September 30, 2003, the revision had no impact on revenues, increased gross profit by $141,000, decreased operating expenses by $344,000 and reduced net loss by $290,000. For details regarding the revision, see Note 2 to our Consolidated Financial Statements in our 2003 Form 10-K, which was filed with the SEC on March 31, 2004.